[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.33

COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT

This Commercial Manufacturing and Supply Agreement (this “Agreement”) is made effective as of the 22nd day of November, 2013 (the “Effective Date”) by and between Baxter Pharmaceutical Solutions LLC, a Delaware limited liability company having a place of business at 927 South Curry Pike, Bloomington, Indiana 47403 (“Baxter”), and Dynavax Technologies Corporation, a Delaware corporation having a principal place of business at 2929 Seventh Street, Suite 100, Berkeley. California 94710 (“Dynavax”).

Recitals

1.Dynavax is engaged in the development, bulk production, formulation, sale and distribution of pharmaceutical products;

2.Baxter is, among other pharmaceutical activities, engaged in the formulation, filling, inspection, labeling and packaging of pharmaceutical products for various biotech and pharmaceutical companies, including competitors of Dynavax and Baxter;

3.Dynavax and Baxter desire to have Baxter purchase certain Components (as defined below) on behalf of Dynavax, formulate, fill, inspect, package, label, and test Product for Dynavax for commercial use.

Now, Therefore, in consideration of the mutual covenants and agreements contained herein, Dynavax and Baxter, hereinafter referred to as “Party” or “Parties”, agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” shall mean any corporation or other business entity directly or indirectly controlled by, controlling, or under common control with a Party or its parent corporation. The term “control” (including, with correlative meaning, the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise, or such other relationship as, in fact, constitutes actual control.

“Agreement” shall be defined in the introductory paragraph.

“Annual Obligation” shall be defined in Section 4.3.

“Batch” shall mean a specific quantity of a Product comprising a number of Units mutually agreed upon between Dynavax and Baxter, and that (a) is intended to have uniform character and quality within specified limits, and (b) is Produced according to a single manufacturing order during the same cycle of Production.

1.

“Baxter” shall be defined in the introductory paragraph.

“Baxter Property” shall be defined in Section 13.3.

“Baxter SOPs” shall mean Baxter’s standard operating procedures.

“Bill of Materials” or “BOM” shall mean the listing of Components, part numbers, and relative quantities to be used in the Production of Product.

“BLA” shall mean the FDA-required Biologics License Application.

“Bulk Drug Substance” or “BDS” shall mean the bulk form of the active pharmaceutical ingredient used as the raw material in the Production of Product.

“Claims” shall be defined in Section 14.1.

“Components” shall mean all components used by Baxter in the Production of Product under this Agreement. Components are listed in the Bill of Materials, such components are identified as the components supplied by Dynavax and components procured by Baxter on behalf of Dynavax (collectively the “Dynavax Supplied Components”) and the components supplied by Baxter (the “Baxter Supplied Components”).

“Component Specifications” shall mean the specifications and testing to be performed for the Components, as set forth in the QCMD.

“Confidential Information” shall be defined in Section 18.2.

“Confidentiality Agreement” shall be defined in Section 18.2.

“Contract Requirements” shall mean at least ninety percent (90%) of Dynavax’s worldwide demand for Product.

“Contract Year” shall mean the twelve (12) month period commencing on the date the first Regulatory Approval is obtained by Dynavax and each subsequent twelve (12) month period during the Initial Term and as applicable any renewal term.

“Current Good Manufacturing Practices” or “cGMP” shall mean (a) the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations (including without limitation 21 CFR 210 and 211), in effect at any time during the Term of this Agreement, for the Production and testing of pharmaceutical materials as applied solely to Products, and (b) the corresponding requirements of each applicable Regulatory Authority.

“Delivery Date” shall mean the date that Product is made available by Baxter for pick-up at Baxter’s facility by a common carrier designated by Dynavax.

“Development Plan” shall be defined in Section 2.1.

“Disposition Date” shall mean Baxter’s disposition of the Executed Batch Record.

“DMF” shall be defined in Section 9.6.

2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Dynavax” shall be defined in the introductory paragraph. “Dynavax Insurance” shall be defined in Section 15.1. “Dynavax Property” shall be defined in Section 13.3.

“Dynavax’s Intellectual Property” shall be defined in Section 17.1.

“Effective Date” shall be defined in the introductory paragraph.

“Executed Batch Record” shall mean the completed batch record (dispositioned by Baxter as released, rejected or aborted) and associated exception reports, and if applicable, a QCMD for each Batch of Product.

“Expected Yield” shall be defined in Section 4.5.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

“Firm Purchase Order” shall be defined in Section 4.2.

“FPPI” shall be defined in Section 6.2.

“Imported Goods” shall be defined in Section 3.7. “Importer of Record” shall be defined in Section 3.7. “Indemnified Parties” shall be defined in Section 14.1. “Indemnifying Party” shall be defined in Section 14.3.

“Initial Long Range Forecast” shall be defined in Section 4.1.

“Initial Term” shall be defined in Section 8.1. “Inspection Period” shall be defined in Section 7.1. “Invention” shall be defined in Section 17.2.

“Launch Material” shall mean any Product Produced within ninety (90) calendar days of approval of the process validation summary. In addition, Launch Material shall include (a) any Product Produced through formulation and/or filling which will not be immediately inspected, labeled and packaged; such delay may be due to changes to Product, including, but not limited to, a new part number, packaging configuration, country introduction, expiration date change, or change in the filled Unit form, fit or function, and (b) any Product Produced through formulation and/or filling which cannot be immediately released by Baxter due to a failure of Dynavax to provide Baxter with the BDS manufacturer audit report(s) or certificates of completion, license submission or other documentation.

“Long Range Forecast” shall be defined in Section 4.1.

“Losses” shall be defined in Section 14.1.

“Master Batch Record” or “MBR” shall mean, with respect to each Presentation of Product to be Produced hereunder, a formal set of instructions for the Production of each Presentation of such Product. The MBR shall be developed and maintained in Baxter’s standard format by Baxter, using Dynavax’s master formula and technical support.

“Monetary Cap” shall be defined in Section 13.2.

3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Party” or “Parties” shall be defined in the Recitals.

“Permitted Recipients” shall be defined in Section 18.3.

“Presentation” shall mean the specific formula and Components for a Product.

“Produce” or “Production” shall mean the formulation, filling, packaging, inspecting, labeling, and testing of Product by Baxter as specified in the applicable Master Batch Record or finishing specification sheet.

“Product” shall mean formulated Bulk Drug Substance in syringes in final packaged and labeled forms as specified in the Product Addendum and Produced after the first Regulatory Approval therefore.

“Product Addendum” shall mean an addendum to this Agreement for each Product and/or Presentation of Product Produced hereunder.

“Production Price” shall be defined in Section 5.1.

“Product Requirements” shall mean the Product Specifications, Master Batch Record and Baxter SOPs.

“Product Specifications” shall mean, with respect to each Product, the specifications and testing to be performed for the BDS, the Product, and/or the stability program that are set forth in Baxter SOPs and the Master Batch Records. The Product Specifications include all tests that Baxter is required to conduct or cause to be conducted as specified in the QCMD. The Product Specifications may be modified from time to time only by a written agreement of Dynavax and Baxter.

“Project Plan” shall mean the document(s) containing the parameters for the Production of each Presentation of Product which shall be developed by Baxter and agreed to in writing by Dynavax for each Presentation of Product under this Agreement as set forth in Section 2.2. In addition, the Project Plan may include, without limitation, the Product, Components, Regulatory Authorities, the countries where such Product will be sold, Presentations, Rescheduling Fees and pricing for such Product Produced under this Agreement as set forth in Section 5.1.

“Purchase Order” shall mean written orders from Dynavax to Baxter which shall specify (a) the quantity of Product ordered, (b) shipping instructions, (c) requested delivery dates, and (d) delivery destinations.

“Quality Agreement” shall have the meaning set forth in Section 2.5.

“Quality Control Master Document “ or “QCMD” shall mean a listing of the analytical testing and corresponding Specifications, to be performed on the Bulk Drug Substance, raw materials and Product. A “Lot QC Data Packet,” which includes a Product certificate of analysis containing the same information as the QCMD and other supporting Production documentation, may be provided in lieu of a finished Product QCMD.

“Regulatory Approval” shall mean all authorizations by the appropriate Regulatory Authority necessary for commercial sale in a jurisdiction, including without limitation, approval of labeling, price, reimbursement and Production.

4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Regulatory Authority” shall mean those agencies or authorities responsible for regulation of the Products in the United States and such other Regulatory Authorities expressly agreed upon by the Parties in the Quality Agreement. Baxter will have no obligation to Produce Product in compliance with the requirements of a Regulatory Authority not specified in the applicable Quality Agreement.

“Regulatory Plan” shall mean the document(s) containing regulatory services and support for the development and maintenance of regulatory submissions and supporting documentation as set forth in Section 2.4.

“Released Executed Batch Record” shall mean the completed batch record and associated exception reports, and QCMD created for each Batch of Product.

“Reservation Fees” shall be the fees payable by Dynavax for modification of a Firm Purchase Order as set forth in the Project Plan.

“Response Period” shall be defined in Section 7.1.

“SEC” shall be defined in Section 18.5.

“Storage Period” shall be defined in Section 3.8.1.

“Supply Plan” shall be defined in Section 4.1.

“Term” shall be defined in Section 8.1.

“Testing Standards and Procedures” shall mean, with respect to each Product Produced hereunder, the written standards and procedures for evaluating compliance with the applicable Product Specifications, as mutually agreed upon in writing by Dynavax and Baxter, and incorporated in the applicable QCMD.

“Trademarks of Dynavax” shall mean the trademark(s) owned by Dynavax to be affixed on packaging of Product as stated in a Project Plan.

“Twelve Month Rolling Forecast” shall be defined in Section 4.1.

“Unit” shall mean an individually packaged dose of a Product (prefilled syringe) as specified in the applicable Project Plan.

“Yield Rate” shall be defined in Section 4.5.

Article 2

DEVELOPMENT PLAN, PRO JECT PLANS AND REGULATORYPLANS

2.1Development Plan. If requested by Dynavax, the Parties shall undertake a manufacturing process development project for one or more of the Products to be Produced by Baxter hereunder, consisting of the specific research and development activities agreed upon by the Parties and detailed in a “Development Plan”. In no event shall Baxter be required to schedule any development activities with respect to any Product until a Development Plan for such Product has been executed by both Baxter and Dynavax.

5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.2Project Plan. For each Presentation of Product to be Produced hereunder, the Parties shall agree in writing upon a Project Plan. Baxter shall deliver two (2) copies of each Project Plan to Dynavax prior to the date of initial Production of the applicable Presentation of Product. Dynavax shall either sign such Project Plan and return one (1) copy to Baxter or shall return an amended Project Plan acceptable to Dynavax, in each case within five (5) business days of receipt of such Project Plan from Baxter. If such amended Project Plan is not acceptable to Baxter, then Baxter shall so notify Dynavax within five (5) business days of Baxter’s receipt of such amended Project Plan, and the Parties shall promptly meet in order to resolve in good faith any outstanding disagreements with respect to such amended Project Plan. In no event shall Baxter be required to schedule or commence the Production of the Presentation of the applicable Product until a Project Plan for such Presentation of Product has been approved in writing by both Baxter and Dynavax.

2.3Product Addendum. For each Product and/or Presentation of Product to be Produced by Baxter hereunder, the Parties shall agree in writing upon a Product Addendum. In no event shall Baxter be required to schedule or commence Production of the Presentation of the applicable Product until a Product Addendum for such Presentation of Product has been approved in writing by both Baxter and Dynavax.

2.4Regulatory Plan. If requested by Dynavax, Baxter shall provide regulatory services in connection with obtaining Regulatory Approval for a Product. Baxter shall deliver to Dynavax two (2) copies of the Regulatory Plan for each Product requested by Dynavax after such Dynavax request and prior to the date that Baxter is to initiate Production of the registration Batches of the applicable Product. Dynavax shall either sign such Regulatory Plan and return one (1) copy to Baxter or shall return an amended Regulatory Plan acceptable to Dynavax, in each case within five (5) business days of receipt of such Regulatory Plan from Baxter. If such amended Regulatory Plan is not acceptable to Baxter, then Baxter shall so notify Dynavax within five (5) business days of Baxter’s receipt of such amended Regulatory Plan, and the Parties shall promptly meet in order to resolve in good faith any outstanding disagreements with respect to such amended Regulatory Plan. Baxter shall have no obligation to conduct regulatory services for a Product until the Regulatory Plan for such Product has been agreed upon by the Parties.

2.5Quality Agreement. The Quality Agreement shall mean that certain Quality Agreement executed by the Parties on October 31, 2013. The Quality Agreement shall allocate the pharmaceutical responsibilities. In no event shall Baxter be required to schedule any Production until a Quality Agreement has been duly signed by both Baxter and Dynavax. Upon execution of the Quality Agreement, the Quality Agreement shall be incorporated by reference as though fully set forth herein.

2.6Amendment. Each Development Plan, Project Plan, Product Addendum, Regulatory Plan and Quality Agreement may be amended from time to time, as the Parties experience with the development, Production, testing and use of the applicable Product warrants, only upon mutual written agreement of Dynavax and Baxter. In the event that the terms of any Development Plan, Project Plan, Regulatory Plan or Purchase Order are inconsistent with the terms of this Agreement, this Agreement shall control, unless otherwise explicitly agreed to in writing by the Parties. No Development Plan, Project Plan, Regulatory Plan or Purchase Order shall be deemed to amend this Agreement. Upon execution of any Development Plan, Project Plan, or Regulatory Plan, such plan shall be deemed to be incorporated herein by reference and made a part of this Agreement. In the event of a conflict between this Agreement and the Quality Agreement, the Quality Agreement will prevail for matters of quality and this Agreement will control for all business, legal, and financial issues.

2.7Effect of Failure to Execute Plans or Addendum. Failure to execute a Development Plan, Project Plan, or Regulatory Plan with respect to a Product will not relieve either Party of any obligation

6.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

accruing with respect to such Product prior to such failure to execute. Dynavax shall reimburse Baxter for all non-cancelable costs incurred by Baxter for work performed and Components ordered with respect to such Product.

Article 3

PURCHASE AND SUPPLY OF PRODUCT

3.1Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement, Dynavax shall purchase from Baxter the Contract Requirements of the Product and Baxter shall use good faith efforts to Produce and deliver to Dynavax the Contract Requirements of Product in accordance with Article 4 of this Agreement.

3.2Reprocessing, Rework or Reproduction. If reprocessing, rework or reproduction is allowed pursuant to Dynavax’s regulatory submissions or approved by Dynavax, it shall be performed in accordance with the Quality Agreement and Dynavax shall be responsible for and promptly reimburse Baxter for all costs and expenses incurred in connection with such reprocessing, rework or reproduction.

3.3Bulk Drug Substance and Component Delivery. Dynavax, at its expense ( including without limitation shipping costs), shall supply to Baxter in a timely manner, (a) all Bulk Drug Substances required to satisfy the terms of this Agreement and an applicable certificate of analysis therefore, and (b) all other Dynavax Supplied Components, all to be delivered to Baxter as set forth in the applicable Project Plan for Production of such Product. Except as may specifically be set forth in the Project Plan or QCMD, on receipt of the BDS and Dynavax Supplied Components as set forth above, Baxter’s obligations with respect to evaluation of the BDS and Dynavax Supplied Components shall be ( i) to review the accompanying certificate of analysis to confirm that the BDS and Dynavax Supplied Components (if applicable) conform with the specifications and (ii) to perform ID testing to confirm the identity of the receiving materials.

3.4Bulk Drug Substance and Component Delivery Delays. Timely delivery of Dynavax Supplied Components shall mean that the respective Component and the required documents reach Baxter prior to the scheduled manufacturing date of such Product per the timing set forth in the Project Plan. Any delay in delivery of BDS or the Components by the vendor shall not be considered to be a delay by Baxter. Baxter shall have no responsibility for delays in delivery of Product caused by delays in receipt of BDS or Components. Notwithstanding anything in this Agreement to the contrary, in the event that Baxter receives the BDS or Dynavax Supplied Components and associated cGMP documents for Production of Product from Dynavax with less time than requested in the applicable Project Plan, Baxter shall reschedule Production of such Product and may charge Dynavax the applicable Reservation Fee, as specified in Section 4.2.3.

3.5Purchase of Materials. Baxter shall purchase, at Baxter’s expense, all packaging materials listed in the Bill of Materials as Baxter supplied materials, primary container Components and secondary packaging materials specified in the BOM as Baxter supplied and required to Produce the Product. Baxter shall control packaging materials listed in the BOM and shall assist Dynavax with evaluation and purchase of modified materials in the event that Dynavax requests a change in Presentation. Baxter shall not initiate any changes to materials without written approval from Dynavax.

3.6Baxter Supplied Components. Baxter will purchase the Baxter Supplied Components in quantities sufficient to meet Dynavax’s Purchase Orders for Product consistent with Article 4. Baxter will

7.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

invoice Dynavax for the primary packaging Components as specified in Section 5.4 and Exhibit C upon receipt of such Components. Dynavax will reimburse Baxter for these primary packaging Components within thirty (30) calendar days after delivery of an invoice therefore to Dynavax.

3.7Importer of Record. In the event any material or equipment to be supplied by Dynavax, including without limitation Dynavax Supplied Components and BDS, is imported into the United States for delivery to Baxter (the “Imported Goods”), such Imported Goods shall be imported DDP Bloomington, IN (Incoterms, 2010). Dynavax or its Affiliate shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, Dynavax shall be responsible for all aspects of the Imported Goods including, without limitation (a) customs and other regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (c) keeping all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.

3.8Storage.

3.8.1Product Storage. Baxter will store Product free of charge for [ * ] after the Disposition Date (“Storage Period”). Baxter will not be required to store Product longer than such Storage Period without Baxter’s prior written consent and Dynavax’s agreement to reimburse Baxter for all costs incurred in connection with such storage. The storage fees are set forth in the Project Plan. Baxter shall be permitted to store Product, BDS and Materials in third party storage facilities upon the prior approval of Dynavax.

3.8.2BDS and Component Storage. In no event shall Baxter be required to store quantities of BDS and Components more than required to Produce a [ * ] supply of Product as calculated using the Twelve Month Rolling Forecast without the prior written consent of Baxter and Dynavax’s agreement to reimburse Baxter for all costs incurred in connection with such storage.

Article 4

FORECASTS, ORDERS, and CAPACITY

4.1Forecasts, Order Limits, and Supply Plan.

4.1.1Long Range Forecast. Within thirty (30) days from the Effective Date of this Agreement and prior to June 1 of each year thereafter, Dynavax will provide to Baxter in writing an annual forecast for the next five (5) calendar years during the Term of Dynavax’s estimated Contract Requirements for Product (the “Long Range Forecast”). The initial Long Range Forecast shall be included in the Product Addendum (pursuant to Exhibit D) and shall be considered the “Initial Long Range Forecast”. Baxter specifically agrees that such Long Range Forecasts submitted by Dynavax will be for general planning purposes only, and shall not be binding on Dynavax or Baxter.

4.1.2Twelve Month Rolling Forecast. Commencing one month after the date of the first Regulatory Approval of Product, and on each December 1st, March 1st, June 1st and September 1st thereafter during the Term, Dynavax will provide to Baxter in writing a “Twelve Month Rolling Forecast” for the following twelve month period (i.e. the Twelve Month Rolling Forecast submitted December 1st will be for the twelve month period beginning January 1st the Twelve Month Rolling Forecast submitted March 1st will be for the twelve month period beginning April 1st, and so on). The total quantity of Batches of the

8.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

first [ * ] of the Twelve Month Rolling Forecast shall be considered 100% binding. The total quantity of Batches of the [ * ] of the Twelve Month Rolling Forecast shall be considered [ * ] binding. Should the quantity forecasted in the [ * ] be an odd number of Batches, then the binding forecast shall be [ * ] of the number of Batches forecasted. The quantity of the remaining [ * ] of the Twelve Month Rolling Forecast shall be for general planning purposes only, and shall not be binding on Dynavax or Baxter.

4.1.3Supply Plan. Baxter will confirm each Twelve Month Rolling Forecast within twenty-one (21) days of receipt of the Twelve Month Rolling Forecast and supply Dynavax with a corresponding supply plan (the “Supply Plan”) for such twelve month period. In the case that a supply plan cannot be agreed between the two Parties, Dynavax and Baxter shall use good faith efforts to come to an agreed plan. During this time, Baxter agrees to supply, at a minimum, the quantities agreed in the most recently agreed Supply Plan.

4.1.4Failure to Submit Rolling Forecast. In addition to any and all other remedies available to Baxter under this Agreement, in the event that Dynavax fails to provide a suitable Twelve Month Rolling Forecast prior to the tenth (10th) day of the month in which such Forecast is due as provided in Section 4.1.2, Baxter may, in its discretion, rely on the most recent forecast previously submitted by Dynavax in lieu of such late and/or deficient forecast. Any previous forecast(s) so relied upon by Baxter under this Section 4.1.4 shall be deemed binding upon Dynavax to the full extent provided under this Article 4.

4.2Purchase Orders.

4.2.1General Terms. Dynavax shall submit Purchase Orders to Baxter covering Dynavax’s purchases of Product pursuant to this Agreement and specifying project code, Units and delivery date. For the avoidance of doubt, supply of Product under this Agreement shall not be subject to the terms and conditions contained on any Purchase Order and/or acceptance thereof except insofar as any such Purchase Order and/or acceptance establishes the quantity and requested delivery dates for such Product.

4.2.2Order Lead Time. Dynavax shall not, without the written consent of Baxter, designate a Delivery Date in a Purchase Order earlier than [ * ] from the date Dynavax submits the Purchase Order. Baxter shall provide a confirmation of receipt of each Purchase Order setting forth the Delivery Date that Baxter will meet. Upon sending the confirmation, such Purchase Order shall become a “Firm Purchase Order”. If Baxter is unable to meet the delivery date specified by Dynavax, except when caused by Dynavax’s delay in delivery of BDS and/or Dynavax Supplied Components, Baxter shall so notify Dynavax and Baxter will use commercially reasonable efforts to provide to Dynavax an alternative Delivery Date which shall not be more than [ * ] later than the initial delivery date designated by Dynavax in its Purchase Order.

4.2.3Purchase Order Cancellation. In the event that Dynavax cancels a Batch(es) of Product in a Firm Purchase Order or otherwise modifies a Firm Purchase Order less than [ * ] prior to the Delivery Date, and as a result thereof Baxter, if after using best efforts to substitute a production run for another Baxter client or for a Baxter Affiliate, is left with an open production slot, Dynavax shall pay, as liquidated damages and not as a penalty, the Reservation Fee set forth in the table below unless expressly

9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

agreed to otherwise in the Project Plan. To the extent of any conflict between Purchase Orders submitted by Dynavax and this Agreement, this Agreement shall control.

Timing	Reservation Fee per Cancelled or Modified Batch
Cancellation or modification of a Firm Purchase Order [ * ] days or more from the Delivery Date	0
Cancellation or modification of a Firm Purchase Order [ * ] days but not less than [ * ] days from the Delivery Date	[ * ]% of the Production Price of Product
Cancellation or modification of a Firm Purchase Order [ * ] days but not less than [ * ] days from the Delivery Date	[ * ]% of the Production Price of Product
Cancellation or modification of a Firm Purchase Order [ * ] days or less from the Delivery Date	[ * ]% of the Production Price of Product

4.3Annual Obligation. Subject to Section 4.4, Dynavax shall be obligated to purchase from Baxter Dynavax’s Contract Requirements of Product in each calendar year during the Term of this Agreement as specified in the Product Addendum (the “Annual Obligation”), which Annual Obligation shall be prorated for any partial calendar year. Within thirty (30) calendar days after the end of each calendar year, Dynavax will provide Baxter with a signed affidavit, along with supporting documentation, that Dynavax met or exceeded its Annual Obligation in the previous calendar year. In the event Baxter disputes the data provided by Dynavax, Baxter will provide supporting data to Dynavax and the Parties will in good faith work together to reach agreement on the volume of Product representing Dynavax’s Contract Requirements during the applicable calendar year. In the event Dynavax does not meet or exceed its Annual Obligation in any calendar year, Dynavax shall pay to Baxter the difference between the aggregate Production Price of Product actually purchased pursuant to Sections 4.1 and 4.2 by Dynavax and the aggregate Production Price of the Annual Obligation of Product, with such payment due within thirty (30) days of such determination.

4.4Order Maximum. Notwithstanding anything in this Article 4 to the contrary, in any calendar year during the Term of this Agreement, in no event shall Baxter be obligated to Produce more Product than specified in the Product Addendum. If changes (increases or decreases) in the annual order volume require changes in equipment and/or process, Dynavax will cover the costs for such changes.

4.5Yield

4.5.1Yield Rate Calculation. There shall be no minimum yield requirement on the first [ * ] Batches of commercial Product Produced hereunder. The yield from these first [ * ] Batches will be used to calculate the Expected Yield (as defined below) for Product. From the data collected, the Parties will calculate the yield rate which will equal the mean of the yield of the first twenty Batches of conforming Product Produced after the completion of the process validation Batches, including without limitation, Product samples such as release samples, stability samples, etc. (the “Yield Rate).

4.5.2Expected Yield Requirement and Reconciliation. Upon calculation of the Yield Rate, the aggregate average yield of Batches of Product supplied to Dynavax by Baxter during each calendar year shall have a quantity equal to or greater than [ * ] of the Yield Rate calculated above (“Expected Yield”). Within sixty (60) days after the end of each calendar year, the Parties will calculate the actual aggregate average yield of Product Produced during the previous calendar year. If the actual aggregate average yield of Product in any calendar year is less than the Expected Yield, Baxter shall reimburse

10.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Dynavax the difference of the cost of the Dynavax Supplied Components between the Expected Yield and the actual quantity supplied, such reimbursement not to exceed the Production Price of a Unit for each Unit short of the Expected Yield.

Article 5

PRICE

5.1Product Production Price. The price to be paid by Dynavax for the Production of Product (the “Production Price”) shall be set forth in the Product Addendum.

5.2Regulatory Services Price. The price to be paid by Dynavax for regulatory services s hall be set forth in the Regulatory Plan.

5.3Production Price Adjustment. Upon the first anniversary of the Effective Date of this Agreement and on each anniversary thereafter, Baxter may increase the Production Price of such Product by a percentage which may not exceed the percentage change in the U.S. PPI Commodity Data (Producer Price Index Commodity Data) for the previous twelve (12) months.

5.4Components. Based upon the Twelve Month Rolling Forecast, Baxter and Dynavax shall develop a joint strategy for the purchase of primary packaging Components (syringe, stopper and plunger rod). Baxter shall not be liable for delays in receipt of such Components. Upon receipt of the primary packaging Components, Baxter will invoice Dynavax for such Components. Such invoice will include a one percent (1%) handling fee. Dynavax shall pay for such Components within thirty (30) calendar days of the invoice date. Title to Dynavax Supplied Components, including those primary packaging Components procured by Baxter on behalf of Dynavax, shall at all times belong to and remain in Dynavax; provided, however, that Baxter shall retain a security interest in such primary packaging Components until receipt of payment from Dynavax. Baxter will provide Dynavax with inventory reports for Dynavax Supplied Components and Product on hand at Baxter in a format and on timing that is agreeable to both Parties.

Article 6

SHIPMENT AND INVOICING

6.1Delivery Terms. Product shall be delivered to Dynavax, or to a location designated by Dynavax in the Purchase Order, EXW (Incoterms, 2010) Baxter’s facility in Bloomington, Indiana, freight collect, by a common carrier designated by Dynavax in the Purchase Order, at Dynavax’s expense; provided, however, Baxter shall be responsible for the loading of the Product on departure and shall bear all costs of such loading.

6.2Subsequent Export. Dynavax agrees and represents that Dynavax is the owner of the goods that are consigned to Baxter for contract manufacturing services and warrants that Dynavax is responsible for any subsequent export or re-export and will comply with all applicable U.S. laws and regulations relating to the export or re-export, including the prohibition against unlawful transshipments. Further, where such goods are destined for export or re-export, Dynavax agrees and accepts that it is the Foreign Principal Party in Interest (“FPPI”) and warrants that as the FPPI, it will duly authorize and retain a U.S. agent who will act on its behalf, assuming all attendant responsibilities associated with the export or re-export, including obtaining any necessary export licenses, pursuant to 15 C.F.R. §758.3. The Dynavax’s responsibilities as FPPI include, but are not limited to, cooperating with its U.S. agent in providing the U.S.

11.

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government with a detailed description and accurate valuation and classification of the goods, bills of lading, and all other required documentation. Dynavax further agrees to defend Baxter against any action, civil or criminal, private or public, in connection with the subsequent export or re-export by Dynavax of the goods.

6.3Payment Terms. The following invoicing and payment terms apply:

Status	Invoice Date	Payment Due
Process Validation Batches

•[ * ]% of manufacturing price at Baxter’s disposition of the manufacturing (filling portion) batch record

•[ * ]% of finishing price at Baxter’s disposition of the finishing (labeling and packaging portion) batch record

Invoice date + [ * ] days*
Launch Material

•[ * ]% of manufacturing price at Baxter’s disposition of the manufacturing (filling portion) batch record

•[ * ]% of finishing price at Baxter’s disposition of the finishing (labeling and packaging portion) batch record

Invoice date + [ * ] days*
On-going Commercial	Baxter’s Disposition Date	Invoice date + [ * ] days*
Regulatory Services	Monthly	Invoice date + [ * ] days*
Development Services	As set forth in Development Plan	Invoice date + [ * ] days*

* All days specified above are calendar days.

Notwithstanding the foregoing, in the event Baxter begins Production of a Batch of Product and is unable to release such Batch due to delays by Dynavax, Baxter may invoice Dynavax for one hundred percent (100%) of the manufacturing portion of the Production Price thirty (30) calendar days from the date of Baxter’s disposition of the manufacturing (filling portion) batch record of such Batch of Product. For purposes of example only, delays by Dynavax may include, but are not limited to, failure to provide approval for artwork, failure to approve bills of materials or finishing records, and failure to designate a packaging configuration. The finishing portion of the Production Price will be invoiced and reconciled at the time of disposition of the finishing operations and provision of the Executed Batch Record to Dynavax.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Payments shall be made in U.S. dollars. Each invoice shall be payable by Dynavax in accordance with the terms noted above. Any payment due under this Agreement not received within the times noted above shall incur finance charges at the lesser of (a) the maximum rate permitted by law, or (b) one and a half percent (1.5%) per month on the outstanding balance.

6.4Default in Payment Obligations. In addition to all other remedies available to Baxter in the event of a Dynavax default, if Dynavax fails to make payments as required hereunder and such failure continues for thirty (30) days, Baxter may refuse all further Purchase Orders, refuse to Produce any Product until Dynavax’s account is paid in full, modify the foregoing terms of payment, place the account on a letter of credit basis, require full or partial payment in advance, suspend deliveries of Product until Dynavax provides assurance of performance reasonably satisfactory to Baxter, and/or take other reasonable means as Baxter may determine.

Article 7

ACCEPTANCE OF PRODUCT

7.1Product Conformity. Within [ * ] from the date of shipment of samples of Product or the release of the Released Executed Batch Record to Dynavax, whichever is later (the “Inspection Period”), Dynavax will determine whether such Batch of Product was Produced in accordance with the Product Requirements and accept or reject such Batch of Product for non-conformance to the Product Requirements; provided, however, that Dynavax shall have the right to revoke acceptance if, within [ * ] of receipt of the Batch, Dynavax discovers a defect not reasonably discoverable at the time of delivery. If Dynavax fails to notify Baxter within the applicable time periods that the Batch of Product does not conform to the Product Requirements, Dynavax shall be deemed to have accepted the Product and waived its right to revoke acceptance. If Dynavax believes a Batch does not conform to the Product Requirements, it shall notify Baxter as set forth in Section 7.1.1.

7.1.1If Baxter released a Batch of Product and Dynavax believes such Batch does not conform to the Product Requirements, it will provide to Baxter a detailed written explanation of the non-conformity within the Inspection Period. Upon receipt of such notice, Baxter will investigate such alleged non-conformity and, (a) if Baxter agrees such Batch of Product is non-conforming, deliver to Dynavax a corrective action plan within thirty (30) calendar days after receipt of Dynavax’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than Dynavax or Baxter (the “Response Period”), or (b) if Baxter disagrees that such Batch of Product is non-conforming, Baxter will so notify Dynavax in writing within the Response Period.

7.1.2If the Parties dispute whether the Batch of Product is non-conforming, the dispute will be handled in accordance with Section 9.1.1 of the Quality Agreement. The costs of the laboratory or consultant referred to in the Quality Agreement are to be borne by the Party whose determination was incorrect.

7.1.3In the event Baxter does not release a Batch of Product due to a nonconformity, it shall so notify Dynavax in accordance with the Quality Agreement.

7.2Remedies for Non-Conforming Product. If a Batch of Product is non-conforming as a result of Baxter’s negligence or willful misconduct, then Baxter will, to the extent of its negligence or willful misconduct, (a) reimburse Dynavax for its actual cost of the Bulk Drug Substance and Dynavax Supplied Components needed for its replacement Product, which reimbursement shall not exceed [ * ] of

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such nonconforming Batch and, [ * ], (b) if Dynavax has paid for such non-conforming Batch, either [ * ] or [ * ] or (c) if Dynavax has not paid for the nonconforming Batch, Baxter will not invoice for the nonconforming Batch.

7.3Remedies for Non-Conforming Stability/Process Validation Batches. Notwithstanding the foregoing Section 7.2, if a stability Batch or process validation Batch is nonconforming as a result of Baxter’s negligence or willful misconduct, then Baxter will, to the extent of its negligence or willful misconduct,(a) reimburse Dynavax for its actual cost of the Bulk Drug Substance and Dynavax Supplied Components needed for its replacement Product, which reimbursement will not exceed [ * ] of such non-conforming stability Batch or process validation Batch [ * ], (b) if Dynavax has paid for such non-conforming Batch, [ * ] or [ * ] or (c) if Dynavax has not paid for the non-conforming Batch, Baxter will not invoice for the nonconforming Batch.

7.4Escalation Process. In the event Baxter and Dynavax disagree as to whether a Batch of Product is non-conforming as a result of Baxter’s negligence or willful misconduct (“Disagreement” ), and such Disagreement is not resolved by the Parties for a period of sixty (60) days of the Parties first consideration, the Disagreement will escalate to the Parties’ executive management for resolution (for Baxter that shall mean the Global Franchise Head or his/ her designee and for Dynavax that shall mean SVP Operations or his / her designee). If the executive management cannot resolve such Disagreement within thirty (30) days of their first consideration, then, at any time after such thirty (30) day period, either Party may pursue any other available legal or equitable remedy.

7.5Non-conforming Bulk Drug Substance. If a Batch of Product is not released by Baxter or is rejected by Dynavax, and such non-conformity is the result of non-conforming Bulk Drug Substance or Dynavax Supplied Components, then Baxter will have no liability for such nonconforming Batch, except as set forth in Sections 7.2 or 7.3.

Article 8

TERM AND TERMINATION

8.1Initial Term. This Agreement shall commence on the Effective Date and shall continue until the last day of the sixth (6th) Contract Year (the “Initial Term”), unless earlier terminated in accordance with Sections 8.2 or 8.3 of this Agreement. This Agreement may be renewed for [ * ] renewal term(s), if agreed in writing by both Dynavax and Baxter at least [ * ] prior to the expiration of the Initial Term or a renewal term, as the case may be. The Initial Term as may be extended is referred to herein as the “Term”.

8.2Termination for Breach. Either Party may terminate this Agreement upon the material breach of any provision of this Agreement by the other Party if such breach is not cured by the breaching Party within ten (10) calendar days for monetary defaults, and forty-five(45) calendar days for non-monetary defaults (or such additional time as is reasonably necessary to cure such nonmonetary default after receipt by the breaching Party of written notice of default). At the option of the non-breaching Party, such termination may be with respect to the entire Agreement, or only with respect to the Product which is subject to the breach.

8.3Termination for Financial Matters. Either Party may terminate this Agreement immediately by giving the other Party written notice thereof in the event such other Party shall become insolvent or unable to pay its debts when due, or in the event that proceedings are commenced against, or voluntarily by, such Party relating to its bankruptcy or insolvency.

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8.4Additional Rights and Remedies. Subject to Section 1.3.1, termination under this Article 8 shall be in addition to the other rights and remedies of the terminating Party as specified herein.

8.5Non-cancelable Costs and Expenses. In the event of the termination or expiration of this Agreement, except by Dynavax as a result of a breach by Baxter under Section 8.2, Dynavax will (a) reimburse Baxter for all materials, Components, and equipment ordered prior to termination and not cancelable at no cost to Baxter, and (b) pay Baxter for any outstanding Firm Purchase Orders. In addition, in the event of termination or expiration for any reason, Dynavax will pay [ * ] for (a) all work-in-process commenced by Baxter and (b) all finished Product Produced prior to expiration or termination. Baxter will ship such materials to Dynavax pursuant to Section 6.1 at Dynavax’s cost and per Dynavax’s instructions. Dynavax will make payments for all expenses described in this Section 8.5, no later than thirty (30) calendar days from the invoice date.

8.6Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement, subject to Article 13. The provisions of Articles 8, 9.3, 12, 13, 14, 15, 16, 17 and 18 hereof shall survive expiration or termination of this Agreement. Termination of this Agreement for any reason shall not relieve any Party of any obligations accruing prior to such termination.

Article 9

PRODUCTION OF PRODUCT

9.1Audits.

9.1.1Quality Audits. Dynavax, upon prior written notice and on dates and times agreed by the Parties, shall have the right to inspect, [ * ], Baxter batch records and the portions of Baxter’s facilities used for Production of Product. In addition, Dynavax shall audit Baxter SOPs. If Dynavax chooses to audit more than one (1) time in a calendar year, unless such additional audit is for cause, Dynavax will reimburse Baxter for its reasonable expenses incurred in hosting the audit. As used herein, an audit shall be “for cause” if Product has repeatedly failed to conform to the Product Requirements, a Regulatory Authority has found that Baxter failed to comply with applicable laws in the Production of Product, or a recall of Product has occurred. All audited data will be treated as Confidential Information of the Party that owns such information.

9.1.2Other Audits. Except as provided in Section 9.1.1, any audit shall be at the expense of Dynavax and the prior written consent of Baxter, which consent will not be unreasonably withheld.

9.2Testing. Baxter shall test, or cause to be tested by third party testing facilities audited by Baxter, in accordance with the Product Specifications, each Batch of Product before delivery to Dynavax. A certificate of analysis for each Batch of Product delivered to Dynavax shall be contained in the Quality Control Master Document and shall set forth the items tested by Baxter, specifications, and test results. Dynavax cannot release a Batch of Product that Baxter rejects. As required by the FDA, Dynavax shall assume full responsibility for final release of each Batch of the Product.

9.3Stability Testing. At Dynavax’s expense, Dynavax or a party selected by Dynavax shall perform all stability testing required to be performed on clinical, development, and/or Production Batches

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of Product. If performed by Baxter, such testing shall be performed in accordance with the procedures set out in the Product-specific Baxter SOPs for the stability protocol and the Project Plan. If Baxter is not performing stability testing, then Baxter requires at a minimum that Baxter perform the sterility testing as part of the stability program. Such stability protocol shall contain a listing of the analytical testing and corresponding Product Specifications, to be performed on the Product in connection with the stability testing program under 21 CFR § 166.

9.4Permits and Licenses. Dynavax shall have sole responsibility, at its expense, for obtaining, maintaining, updating and remaining in compliance with all permits, licenses and other authorizations during the Term of this Agreement, which are necessary or required under federal, state, and local law, rules and regulations and which are applicable to the Production, use, and sale of Product. Baxter shall be responsible, at its expense, to obtain and maintain all generally required permits and licenses applicable to production of pharmaceutical products generally which are required for Baxter to carry out its development, regulatory and Production obligations hereunder.

9.5Regulatory Requirements. Each Party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the Production of a Product under this Agreement and which are required by the FDA, any other applicable Regulatory Authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements. Baxter shall have no obligation to Produce Product in compliance with the requirements of a Regulatory Authority not explicitly specified in the Quality Agreement. Dynavax shall supply to Baxter a copy of its license submission prior to Baxter’s Production of Product.

9.6Drug Master File. Baxter shall file and maintain the appropriate Drug Master File (the “DMF”) and related reference applications (e.g. Site Master File) for its Production of each Product hereunder in accordance with 21 CFR 314.420, as may be amended from time to time, at Baxter’s expense.

9.7Annual Quality Review. Annual Quality Review will be conducted in accordance with the Quality Agreement. If Dynavax requests Baxter to perform such quality review, such review will be conducted at Dynavax’s cost and expense.

9.8Customer Complaints and Adverse Events. All customer complaints will be managed in accordance with the Quality Agreement.

9.9Changes in Manufacturing.

9.9.1Changes to Master Batch Records and Product Specifications. Baxter agrees to inform Dynavax within fifteen (15) calendar days of the result of any regulatory development or changes to Product-specific Baxter SOPs that materially affect the Production of the Product. Baxter shall notify Dynavax of and require written approval from Dynavax for material changes to Product-specific Master Batch Records and Product Specifications prior to the Production of subsequent Batches of Product.

9.9.2Product-Specific Changes. If facility, equipment, process or system changes are required of Baxter as a result of requirements set forth by the FDA or any other Regulatory Authority, and such regulatory changes apply solely to the Production and supply of one or more Products, then Dynavax

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and Baxter will review such requirements and agree in writing to such regulatory changes, and Dynavax shall bear [ * ] of the reasonable costs thereof.

9.9.3General Changes. If such regulatory changes apply generally to one or more Products as well as to other products produced by Baxter for itself or for third parties, Baxter will cover the cost of such general regulatory changes; provided, however, such costs do not exceed [ * ]. In the event the cost of any such regulatory change exceeds [ * ], Baxter will notify Dynavax so the Parties can further discuss, and if Baxter determines, in its sole discretion, not to proceed with the regulatory change, either Party may terminate this Agreement upon one hundred eighty (180) days written notice to the other Party.

9.10Equipment Expenses. If Baxter is required to obtain specialized equipment in order to Produce Product for Dynavax, the price of such equipment shall be paid by Dynavax. Baxter shall advise Dynavax of the specialized equipment required and the estimated price associated with the purchase and installation of such equipment. Dynavax shall be invoiced for all approved costs as specified in the Project Plan.

9.11Ownership of Equipment. Upon termination or expiration of this Agreement, Dynavax shall either (i) take possession of the specialized equipment paid for by Dynavax at Dynavax’s expense, or (ii) offer Baxter the option to purchase such equipment at a price to be negotiated at the time of sale.

Article 10

REGULATORY

10.1Regulatory Approvals. Dynavax will diligently pursue Regulatory Approval of marketing licenses for each Product Produced by Baxter hereunder. Dynavax will advise Baxter of document requirements in support of BLA and similar applications required of foreign governments and agencies including amendments, license applications, supplements and maintenance of such. Baxter will provide documents and assist Dynavax in preparation of submissions to Regulatory Authorities (both U.S and foreign) designated by Dynavax in support of Dynavax’s BLA and similar applications required of foreign governments and licenses. All regulatory submission preparation and maintenance performed by Baxter for Dynavax shall be specified in the Regulatory Plan. Prior to submission to the Regulatory Authority, Dynavax will, at Dynavax’s option, provide Baxter with a copy of the relevant portions of the CMC section for review and comment. A final copy of the relevant CMC section will be provided by Dynavax to Baxter upon submission to the Regulatory Authority. Upon Regulatory Approval, Dynavax will notify Baxter within two (2) calendar days of such approval and the anticipated date of Product launch to the market.

Article 11

TRADEMARKS

11.1Dynavax grants to Baxter a non-exclusive, royalty free license to use Trademarks of Dynavax for the sole purpose of allowing Baxter to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part.

11.2Dynavax shall be solely responsible for selecting, registering and enforcing Trademarks of Dynavax used to identify the Product; and, except as set forth in Section 11.1, shall have sole and exclusive rights in such Trademarks of Dynavax.

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Article 12

REPRESENTATIONS AND WARRANTIES

12.1Mutual Representations. Each Party hereby represents and warrants to the other Party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2Baxter Warranty. Baxter represents and warrants that Product shall be Produced in accordance with applicable cGMPs. Baxter shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of BDS or Product or with respect to the labeling of Product. Baxter makes no representation or warranty with respect to the sale, marketing, distribution or use of the BDS, Product or to printed materials specified by Dynavax or its consignee.

12.3Disclaimer of Warranties. Except for those warranties set forth in Sections 12.1 and 12.2 of this Agreement, Baxter makes no warranties, written, oral, express or implied, with respect to Product or the Production of Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BAXTER. NO WARRANTIES OF BAXTER MAY BE CHANGED EXCEPT BY A DULY AUTHORIZED REPRESENTATIVE OF BAXTER. Dynavax accepts Product subject to the terms hereof.

12.4Dynavax Warranties. Dynavax warrants that (a) it has the right to give Baxter any information provided by Dynavax hereunder, and that Baxter has the right to use such information for the Production of Product, (b) Dynavax has no knowledge of any (i) patents or other intellectual property rights that would be infringed by Baxter’s Production of Product under this Agreement, or (ii) proprietary rights of third parties which would be violated by Baxter’s performance hereunder, and (c) it shall comply with all applicable laws, rules and regulations. Dynavax warrants that the BDS provided to Baxter hereunder will (1) conform to the BDS specifications and (2) not be adulterated or misbranded within the meaning of the FD&C Act.

Article 13

EXCLUSIVE REMEDIES, LIMITATION OF LIABILITY AND RISK OF LOSS

13.1Exclusive Remedies. Dynavax’s right to recover damages, losses or expenses from Baxter, and Baxter’s liability under this Agreement, is limited to the amounts set forth in the applicable sections of this Agreement. All claims by Dynavax under this Agreement (except claims seeking indemnity) shall be brought no later than two (2) years after the occurrence of the event giving rise to such claim; otherwise, such claim shall be deemed waived.

13.2Limitation of Liability. Except to the extent recoverable under Article 14, under no circumstances shall either Party be liable for incidental, special, consequential, punitive, exemplary or indirect damages, including but not limited to, lost profits, or except as specifically set forth in this Agreement, loss, damage or destruction of the BDS or Dynavax Supplied Components, the cost of cover or recall costs, whether such claims are founded in tort or contract, and even if the other Party asserts or

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establishes a failure of the essential purpose of any limited remedy provided in this Agreement. To the extent permitted under applicable laws, under no circumstances shall Baxter’s aggregate liability under this Agreement, including but not limited to third party claims, exceed the aggregate amount paid to Baxter under this Agreement (the “Monetary Cap”).

13.3Risk of Loss. All Baxter Supplied Components and equipment used by Baxter in the Production of Product (collectively, the “Baxter Property”) shall at all times remain the property of Baxter and Baxter assumes risk of loss for the Baxter Supplied Components until delivery of Product to a common carrier as specified under Section 6.1. Dynavax assumes risk of loss for Dynavax Supplied Components, Dynavax equipment, all BDS supplied by Dynavax, and all Product (collectively, “Dynavax Property”), except in the case of Baxter’s negligence or willful misconduct; in which case, Baxter will, to the extent of its negligence or willful misconduct, reimburse Dynavax for the actual cost of such loss not to exceed one hundred percent (100%) of the Production Price of the Product affected by such loss (which, in the case of loss of BDS or Dynavax Supplied Components shall be calculated based on the quantity of Product that could have been Produced using such BDS or Dynavax Supplied Components). Notwithstanding anything herein to the contrary, Baxter shall have no liability for, and Dynavax releases all claims against Baxter arising out of, any damage or loss to Product, BDS or Components arising out of, or in connection with, the storage of Product, BDS or Components after the Storage Period.

Article 14

INDEMNIFICATION

14.1Dynavax Indemnification. Dynavax shall indemnify, defend and hold harmless Baxter and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively, the “Indemnified Parties”) from and against any and all liabilities, obligations, penalties, claims, judgment s, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees) (“Losses”) to, and claims, demands, actions, suits by a third party (collectively, “Claims”), including claims of property damage, death or personal injury for which the Indemnified Parties otherwise would be strictly liable, in connection with pending or threatened litigation or other proceedings, which arise out of or relate to any one of the following:

(a)Dynavax’s storage, promotion, labeling, marketing, distribution, use or sale of Product;

(b)Baxter’s use of the BDS;

(c)Dynavax’s negligence or willful misconduct;

(d)Components;

(e)Dynavax’s breach of any covenant, representation or warranty contained in this Agreement; or

(f)the use, sale, Production, marketing or distribution of BDS or Product by Baxter or Dynavax violates the patent, trademark, copyright or other proprietary rights of any third party.

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14.2Baxter Indemnification. Baxter shall indemnify, defend and hold harmless Dynavax and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents from and against any and all Losses to, and Claims by a third party, in connection with pending or threatened litigation or other proceedings, to the extent resulting from Baxter’s negligence or willful misconduct. Baxter’s liability under this Section 14.2 shall be subject to the Monetary Cap.

14.3Indemnitee Obligations. Any Party seeking indemnification hereunder (a) shall give prompt written notice to the other Party (the “Indemnifying Party”) of any claim for which indemnification is sought (b) shall permit the indemnifying Party to assume full responsibility to investigate. prepare for and defend against the Claim, (c) shall reasonably assist the Indemnifying Party, at the Indemnifying Party’s reasonable expense in the investigation of, preparation for the defense of such Claim, and (d) shall not compromise or settle such Claim without the Indemnifying Party’s prior written consent.

Article 15

INSURANCE

15.1Dynavax Insurance. Dynavax shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of Product Produced under this Agreement, appropriate insurance coverage for the type of liability that may occur under this Agreement; provided, however, Dynavax shall procure and maintain no less than [ * ] in Product Liability coverage prior to U.S. Regulatory Approval of Product and no less than [ * ] in Product Liability coverage upon U.S. Regulatory Approval of Product. All such coverage shall be with an insurance carrier with an A.M. Best rating of A-VII or better. Dynavax promptly shall deliver a certificate of Dynavax Insurance to Baxter evidencing such coverage. If Dynavax fails to furnish such certificates, or if at any time during the Term of this Agreement Baxter is notified of the cancellation or lapse of the Dynavax Insurance, and Dynavax fails to rectify the same within ten (10) calendar days after notice from Baxter, in addition to all other remedies available to Baxter hereunder, Baxter may terminate this Agreement. Any deductible and/or self-insurance retention shall be the sole responsibility of Dynavax.

15.2Baxter Insurance. Baxter is, and will during the Term of this Agreement remain, self-insured for the type of liability that could arise under this Agreement.

15.3No Limitation. The liability of either Party will not be limited to that which is recoverable by insurance.

Article 16

RECALL OF PRODUCT

16.1Dynavax will be responsible for coordinating any recall of Product pursuant to the Quality Agreement. Baxter shall cooperate with Dynavax in connection with any recall, at Dynavax’s expense. Dynavax will be responsible for all of the costs and expenses of all Product recalls (including but not limited to costs associated with receiving and administering the recalled Product and notification of the recall to those persons whom Dynavax deems appropriate).

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Article 17

INTELLECTUAL PROPERTY

17.1Existing Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, Dynavax shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to all Products, BDS, Labeling and trademarks associated therewith (collectively, the “Dynavax’s Intellectual Property”). Neither Baxter nor any third party shall acquire any right, title or interest in Dynavax’s Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

17.2Individually Owned Inventions. Except as the Parties may otherwise agree in writing, all Inventions (as defined herein) which are conceived, reduced to practice, or created by a Party in the course of performing its obligations under this Agreement shall be solely owned and subject to use and exploitation by the inventing Party without a duty to account to the other Party. For purposes of this Agreement, “Invention” shall mean information relating to any innovation, improvement development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

17.3Jointly Owned Inventions. All Inventions which are conceived, reduced to practice, or created jointly by the Parties and/or their respective agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such inventions) in the course of the performance of this Agreement shall be owned jointly by the Parties. Each Party shall have full rights to exploit such Inventions for its own commercial purposes without any obligation to the other. The Parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned Inventions shall be mutually agreed upon, and the Parties shall select a mutually acceptable patent counsel to file and prosecute patent applications based on such joint Inventions.

17.4Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

17.5Rights in Intellectual Property. The Party owning any intellectual property shall have the worldwide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions relating to such intellectual property, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each Party will cooperate with the other Party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits

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for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

17.6Confidentiality of Intellectual Property. Intellectual property shall be deemed to be the Confidential Information of the Party owning such intellectual property. The protection of each Party’s Confidential Information is described in Article 18. Any disclosure of information by one Party to the other under the provisions of this Article 17 shall be treated as the disclosing Party’s Confidential Information under this Agreement. It shall be the responsibility of the Party preparing a patent application to obtain the written permission of the other Party to use or disclose the other Party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

Article 18

CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY

18.1Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees to take all reasonable steps to prevent disclosure of Confidential Information to third parties. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Product.

18.2Prior Confidentiality Agreement. This Agreement, by reference, incorporates the Confidentiality Agreement signed by Dynavax and Baxter on February 8, 2012 (the “Confidentiality Agreement”), and is made a part hereof as though fully set forth herein and all terms and conditions set forth in the Confidentiality Agreement shall continue to govern any disclosure made under the Confidentiality Agreement and shall govern any disclosure made as of the Effective Date of this Agreement. “Confidential Information”, as used in this Agreement, shall have the meaning defined in the Confidentiality Agreement.

18.3Third Party Disclosure. Baxter shall be permitted to disclose Product information to third party developmental and analytical services providers in connection with performance of its obligations hereunder provided such providers shall be subject to confidentiality agreements. Either Party may disclose Confidential Information of the disclosing Party to those Affiliates, agents, contractors and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, the “Permitted Recipients”); provided that such Permitted Recipients are bound to maintain such Confidential Information in confidence.

18.4Litigation and Governmental Disclosure. Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for complying with applicable governmental regulations, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and will use good faith efforts to assist such other Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

18.5Limitation of Disclosure. The Parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

promulgated by the United States Securities and Exchange Commission (the “SEC”), and except as may be authorized in Section 18.4 and unless otherwise agreed in this Agreement, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

18.6Publicity and SEC Filings. The Parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within five (5) business days of the Party’s receipt of such press release shall be deemed as approval of such press release as received by it. Unless the prior written consent of the other Party is obtained, no Party shall, except as may be required by law or regulations (including without limitation any United States Securities and Exchange Commission filings required) in any manner disclose or advertise or publish or release for publication any statement mentioning the other Party or information contained in or acquired pursuant to this Agreement, or the fact that any Party has furnished or contracted to furnish the other Party the items required by this Agreement, or quote the opinion of any employee of the other Party. In the event Dynavax is required by law or regulation to disclose such information, each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including providing written notice to Baxter and sufficient time to review and request confidential treatment of Confidential Information of either Party included in any such disclosure. Baxter may communicate information to its investors to the extent made public by Dynavax.

18.7Duration of Confidentiality. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement, including without limitation the period of confidentiality and non-use as set forth in the Confidentiality Agreement which is hereby amended by this Section 18.7, shall expire ten (10) years after the expiration or earlier termination of this Agreement.

18.8Production of similar products for other Clients. It is understood that Baxter may have present or future initiatives, including initiatives with third parties, involving products or processes that compete or are similar / identical with the Product Produced under this Agreement. Accordingly, Dynavax acknowledges that nothing in this Agreement shall be construed as a representation or inference by either Party that it will not develop for itself, or produce for others products or implement processes that compete with the Product or are similar / identical, provided that Confidential Information is not used in breach of this Agreement.

18.9Reference List. Baxter shall be entitled to put Dynavax’s name on a reference list if Dynavax does not explicitly object to such procedure.

Article 19

FORCE MAJEURE

19.1Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money) caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots; terrorist actions; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material, components or energy; delays in the delivery of materials, Components or energy;

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected Party’s nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by Baxter because of Baxter force majeure conditions exceeds ninety (90) calendar days, Dynavax may terminate this Agreement by written notice to Baxter. If the period of nonperformance by Dynavax because of Dynavax force majeure conditions exceeds ninety (90) calendar days, Baxter may terminate this Agreement by written notice to Dynavax.

Article 20

NOTICES

20.1All notices hereunder shall be delivered by facsimile or electronic mail, confirmed by overnight delivery with a reputable overnight delivery service, to the following address of the respective Parties:

If to Baxter:	BAXTER PHARMACEUTICAL SOLUTIONS LLC
927 South Curry Pike
Bloomington, Indiana 47403
Attn: Contract Management

	Telefax No.	(812) 332-3079
	Telephone No.	(812) 333-0887

With a copy to:	BAXTER HEALTHCARE CORPORATION
One Baxter Parkway
Deerfield, Illinois 60015-4633
Attn: General Counsel

	Telefax No.	(224) 948-2450
	Telephone No.	(224) 948-3440

If to Dynavax:	DYNAVAX TECHNOLOGIES
2929 Seventh Street, Suite 100
Berkeley, California 94710
Attn: General Counsel

	Email	mostrach@dynavax.com
	Telefax No.	(510) 848-1327
	Telephone No.	(510) 848-5100

Notices shall be effective on the day following the date of transmission by facsimile or electronic mail. A Party may change its contact details listed above by notice to the other Party given in accordance with this Section.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 21

APPLICABLE LAW

21.1In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Delaware, without regard to the principles of conflicts of laws. The courts of the State of Delaware shall have personal jurisdiction over the Parties hereto in all matters arising hereunder.

Article 22

ASSIGNMENT

22.1Neither Party shall assign this Agreement or any part hereof or any interest herein to any third party (or use any subcontractor) without the prior written approval of the other Party. No consent shall be required in the case of an assignment to a Party’s Affiliate or in case of a transfer to a wholly-owned subsidiary or transaction involving the merger, consolidation, or sale of all or substantially all of the assets of the Party seeking such assignment or transfer and such transaction relates to the business covered by this Agreement and the resulting entity assumes all of the obligations under this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of its obligations hereunder.

Article 23

ALLIANCES

23.1Notwithstanding anything to the contrary herein, Baxter agrees that Dynavax shall have the right to enter into alliances with third parties who may engage in joint (with Dynavax) or unilateral marketing and promoting of the Product or any combination of products that includes the Product.

Article 24

TAXES

24.1Dynavax shall pay all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of Product to Dynavax pursuant to this Agreement or the sale or distribution of Product by Dynavax (or at Dynavax’s sole expense, defend against the imposition of such taxes and expenses). Baxter shall notify Dynavax of any such taxes that any governmental authority is seeking to collect from Baxter, and Dynavax may assume the defense thereof in Baxter’s name, if necessary, and Baxter agrees to fully cooperate in such defense to the extent of the capacity of Baxter, at Dynavax’s expense. Baxter shall pay all national, state, municipal or other taxes on the income resulting from sale of Baxter of the services provided to Dynavax under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 25

SUCCESSORS AND ASSIGNS

25.1This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns.

Article 26

ENTIRE AGREEMENT

26.1This Agreement and all addendums and attachments hereto (including, inter alia, the Quality Agreement), together with the Confidentiality Agreement of February 8, 2012 collectively constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

Article 27

SEVERABILITY

27.1If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

Article 28

WAIVER AND MODIFICATION OF AGREEMENT

28.1No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

Article 29

INDEPENDENT CONTRACTOR

29.1Both Parties shall act as an independent contractor for the other Party in providing the services required hereunder and shall not be considered an agent of, or joint venturer with, the other Party.

Article 30

COUNTERPARTS

30.1For convenience, this Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same Agreement.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Commercial Supply Agreement to be signed by their duly authorized representatives as of the Effective Date written above.

“BAXTER” Baxter Pharmaceutical Solutions LLC By: /s/ Robert Felicelli Name: Robert Felicelli Title: Global Franchise Head	“DYNAVAX” Dynavax Technologies Corporation By: /s/ Eddie Gray Name: Eddie Gray Title: CEO

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PRODUCT ADDENDUM

For

HEPLISAVTM HEPATITIS B VACCINE

This Product Addendum is an addendum to that certain Commercial Supply Agreement of November 22, 2013 by and between Baxter Pharmaceutical Solutions LLC (“Baxter”), a Delaware limited liability company having a place of business at 927 South Curry Pike, Bloomington, Indiana 47403, and Dynavax Technologies Corporation (“Dynavax”), a Delaware corporation having a principal place of business at 2929 Seventh Street, Suite 100, Berkeley, California 94710 (the “Commercial Supply Agreement”).

This Product Addendum may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument. Upon its execution, this Product Addendum shall become effective and shall be incorporated by reference into the previously executed Commercial Supply Agreement.

“BAXTER” Baxter Pharmaceutical Solutions LLC By: /s/ Robert Felicelli Name: Robert Felicelli Title: Global Franchise Head	“DYNAVAX” Dynavax Technologies Corporation By: /s/ Eddie Gray Name: Eddie Gray Title: CEO

28.

EXHIBIT A

to Product Addendum for HEPLISAV™ HEPATITIS B VACCINE

Product and Presentation

Product	Presentation
HEPLISAVTM HEPATITIS B VACCINE	[ * ] standard syringe, with secondary package

29.

Exhibit A

to Product Addendum for HEPLISAV™ HEPATITIS B VACCINE

Annual Obligation

Dynavax’s Annual Obligation each year shall be the Contract Requirements of Product. During each calendar year of this Agreement, Dynavax shall purchase the Contract Requirements and meets its Annual Obligation as specified in Article 4.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

to Product Addendum for HEPLISAVTM HEPATITIS B VACCINE

Annual Order Maximum

In any calendar year during the Term of this Agreement, in no event shall Baxter be obligated to Produce more than a total maximum of [ * ] Units of Product; provided, however, Baxter will use good faith efforts to meet such increased demand.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

to Product Addendum for HEPLISAV™ HEPATITIS B VACCINE

Pricing

Batch	Price*
GMP Stability Batch (~[ * ] Units or ~[ * ])	[ * ] per Batch
Process Validation Batch (~[ * ] Units or ~[ * ])	[ * ] per Batch
Process Validation Batch (~[ * ] Units or ~[ * ])	[ * ] per Batch

Volume**	Manufacturing Price + Finishing Price***
Up to [ * ] Units per year	[ * ] per Unit
[ * ] to [ * ] Units per year	[ * ] per Unit
[ * ] to [ * ] Units per year	[ * ] per Unit
[ * ] to [ * ] Units per year	[ * ] per Unit
*

The Batch pricing does not include the cost for finishing and does not include the cost of the primary packaging Components (syringes, stoppers and plunger rods) which will be invoiced by Baxter separately.

**

For the avoidance of doubt, the volume pricing shown above is incremental or step pricing and not based on total volume which is “ trued up” at the end of each calendar year (i.e. the first [ * ] Units of commercial Product purchased by Dynavax in any calendar year will be charged by Baxter at [ * ] per Unit (as adjusted) and the second [ * ] will be charged at [ * ] per Unit (as adjusted) and so on even if Dynavax purchases over [ * ] Units of commercial Product in a calendar year).

***	The cost of the primary packaging Components (syringes, stoppers and plunger rods) is not included in the Manufacturing Price + Finishing Price shown above and shall be invoiced by Baxter separately.

Note: All pricing assumes automated inspection. In the event manual inspection is required, the pricing referenced above may change. The Unit pricing shown in the table above assumes that the secondary packaging materials used for Product will include cartons, [ * ] blisterpacks with tyvek lids, unit labels and back stops. Such Unit pricing is subject to change based on the final selection of secondary packaging materials to be used for Product.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D

to Product Addendum for HEPLISAV HEPATITIS B VACCINE

Initial Long Range Forecast

Year	Forecast
2013	Units
2014	Units
2015	Units
2016	Units
2017	Units
2018	Units

Within thirty (30) days from the Effective date of this Agreement, the Parties agree to amend this Exhibit D to incorporate the Initial Long Range Forecast (the “First Amendment”). Upon the effective date of the First Amendment, this Exhibit D shall be amended to incorporate the Initial Long Range Forecast as though fully set forth herein.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.